                                     Press Release
Cambridge, Mass. – October 30, 2025
Biogen reports strong third quarter 2025 results and updates full year 2025 guidance
Third quarter 2025 total revenue of $2.5 billion, increased 3% year-over-year; GAAP diluted EPS of $3.17, increased 19% year-over-year; Non-GAAP diluted EPS of $4.81, increased 18% year-over-year
Delivered 67% year-over-year growth across launch products in Alzheimer's disease, rare disease, and postpartum depression
•LEQEMBI global in-market sales of approximately $121 million represents year-over-year growth of 82%; U.S. in-market sales of approximately $69 million shows continued steady growth; ex-U.S. in-market sales of approximately $52 million reflects continued demand growth, offset by a partial drawdown of the previously disclosed Q2 inventory build in China
•SKYCLARYS global revenue of approximately $133 million represents 30% year-over-year growth; U.S. revenue of approximately $75 million impacted by a Medicare true up, partially offset by patient growth; ex-U.S. revenue of approximately $58 million reflecting continued adoption across markets
•ZURZUVAE revenue of approximately $55 million showed strong continued growth; now approved in the European Union
MS franchise grew 1% year-over-year driven by a favorable gross-to-net adjustment, with strong demand growth and timing of shipments benefitting VUMERITY in the U.S., partially offset by continued generic erosion of TECFIDERA in Europe
Delivered progress across key late-stage pipeline programs during the third quarter
•LEQEMBI IQLIK, the first and only FDA-approved anti-amyloid treatment to offer an at-home subcutaneous injection in a maintenance setting and launched in October 2025. FDA rolling submission underway for LEQEMBI IQLIK treatment initiation
•Today announced that high dose nusinersen (SPINRAZA) in SMA was successfully resubmitted with the FDA with an updated PDUFA date of April 3, 2026
•Today announced both litifilimab Phase 3 studies for systemic lupus erythematosus fully enrolled with expected data readout for both studies now accelerated to H2 2026
•New analysis of dapirolizumab pegol Phase 3 data presented at American College of Rheumatology Convergence underscores the potential for a differentiated profile in systemic lupus erythematosus
Advanced Biogen’s immunology strategy with new early-stage programs
•IRAK4 degrader (BIIB142) for autoimmune disease, including lupus, initiated Phase 1 study in healthy volunteers
•Added a preclinical C5aR1 antagonist through a licensing agreement with Vanqua Bio, adding a proven immune mechanism with the potential to address a broad range of inflammatory disorders
Biogen updates full year 2025 guidance to reflect stronger underlying business outlook and investment for growth from business development transactions expected to close in the fourth quarter
•Full year 2025 Non-GAAP diluted EPS expected to be between $14.50 and $15.00, including expected improved business impact of approximately $0.25 EPS, offset by an expected approximately ($1.25) EPS impact in the fourth quarter from acquired IPR&D expense
•Increased expected full year 2025 total revenue to be approximately flat to increasing 1%, at constant currency, versus full year 2024, up from approximately flat previously

Biogen Inc. (Nasdaq: BIIB) today reported third quarter 2025 financial results. Commenting on the quarter, President and Chief Executive Officer Christopher A. Viehbacher said:

"We delivered another quarter of strong financial performance driven by continued commercial momentum in our launch products, resilience in our MS franchise and our ongoing focus on disciplined cost management. Looking ahead we are further advancing our new Biogen roadmap with a cadence of potentially registrational Phase 3 readouts beginning next year, including data now expected in 2026 from both SLE studies for litifilimab which are fully enrolled. We believe this execution on our strategic objectives, combined with our resilient business model and footprint, positions Biogen to deliver long-term sustainable growth."
Financial Highlights

	Q3 '25	Q3 '24	△	r (CC*)
Total Revenue (in millions)	$2,535	$2,466	3%	2%
GAAP diluted EPS	$3.17	$2.66	19%	N/A
Non-GAAP diluted EPS	$4.81	$4.08	18%	N/A

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period.
N/A = not applicable.
* Percentage changes in revenue growth at constant currency (CC) are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

A reconciliation of GAAP to Non-GAAP financial measures can be found in Table 4 at the end of this news release.
Revenue Summary

(in millions)	Q3 '25	Q3 '24	△	r (CC*)
Multiple sclerosis (MS) product revenue(1)	$1,062	$1,054	1%	—%
Rare disease revenue(2)	$533	$495	8%	6%
Biosimilars revenue	$197	$197	—%	—%
Other product revenue(3)	$55	$24	129%	130%
Total product revenue	$1,847	$1,769	4%	3%
Revenue from anti-CD20 therapeutic programs	$494	$446	11%	11%
Alzheimer's collaboration revenue(4)	$43	$19	130%	129%
Contract manufacturing, royalty and other revenue	$151	$232	(35)%	(35)%
Total revenue	$2,535	$2,466	3%	2%

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period. Numbers may not foot or recalculate due to rounding.
NMF = no meaningful figure.
(1) Multiple sclerosis includes TECFIDERA®, VUMERITY®, AVONEX®, PLEGRIDY®, TYSABRI® and FAMPYRA™. Effective
January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) Rare disease includes SPINRAZA®, SKYCLARYS® and QALSODY®.
(3) Other includes ADUHELM®, FUMADERM™ and ZURZUVAE™.
(4) Includes Biogen’s 50% share of net revenue and cost of sales, including royalties, from the LEQEMBI® Collaboration.

Expense Summary

(in millions, except effective tax rate)	Q3 '25	Q3 '24	△
GAAP cost of sales*	$674	$639	(6)%
% of Total Revenue	27%	26%
Non-GAAP cost of sales*	$510	$593	14%
% of Total Revenue	20%	24%
GAAP R&D expense	$436	$516	16%
Non-GAAP R&D expense	$432	$465	7%
GAAP SG&A expense	$595	$588	(1)%
Non-GAAP SG&A expense	$592	$556	(6)%
GAAP acquired IPR&D, upfront and milestone expense	$2	$27	NMF
Non-GAAP acquired IPR&D, upfront and milestone expense	$2	$27	NMF
Note: Percent changes represented as favorable/(unfavorable) versus the prior year period
IPR&D = in-process R&D; NMF = no meaningful figure.
* Excluding amortization and impairment of acquired intangible assets

•The increase in third quarter 2025 GAAP cost of sales as a percentage of total revenue was driven primarily by a pre-tax charge related to a judgment on Genentech’s claim for past royalties and interest on sales of TYSABRI, partially offset by favorable product mix, particularly the year-over-year decrease in contract manufacturing revenue. The decrease in third quarter 2025 Non-GAAP cost of sales as a percentage of total revenue was driven primarily by favorable product mix, particularly the year-over-year decrease in contract manufacturing revenue.

•The decrease in third quarter 2025 GAAP and Non-GAAP R&D expense was driven primarily by the favorable impact from the Company's Fit for Growth initiative and R&D funding received, partially offset by increased investment in late-stage programs including felzartamab and litifilimab.

•The increase in third quarter 2025 GAAP and Non-GAAP SG&A was driven primarily by sales and marketing spend to support product launches, partially offset by savings from the Company's Fit for Growth initiative.

•Third quarter 2025 GAAP and Non-GAAP acquired IPR&D, upfront and milestone expense was approximately $2 million.
Other Financial Highlights

•Third quarter 2025 GAAP and Non-GAAP collaboration profit sharing was a net expense of approximately $87 million, which includes approximately $67 million related to Biogen’s collaboration with Samsung Bioepis, and approximately $21 million related to Biogen’s collaboration with Supernus Pharmaceuticals, Inc. for the commercialization of ZURZUVAE in the U.S.

•Third quarter 2025 GAAP and Non-GAAP other expense was approximately $34 million and approximately $44 million, respectively, primarily driven by net interest expense.

•Third quarter 2025 GAAP and Non-GAAP effective tax rates were 16.3% and 17.2%, respectively. Third quarter 2024 GAAP and Non-GAAP effective tax rates were 13.9% and 13.8%, respectively.
Financial Position

•Third quarter 2025 net cash flow from operations was approximately $1.3 billion. Capital expenditures were approximately $46 million, and free cash flow, a Non-GAAP financial measure defined as net cash flow from operations less capital expenditures, was approximately $1.2 billion.

•As of September 30, 2025, Biogen had cash and cash equivalents totaling approximately $4.0 billion and approximately $6.3 billion in total debt, resulting in net debt of approximately $2.3 billion.

•For the third quarter of 2025 the Company’s weighted average diluted shares were approximately 147 million.
Full Year 2025 Financial Guidance

Biogen is updating its guidance for full year 2025 to reflect a stronger business outlook since July 2025 and the impact of business development transactions that are expected to close in the fourth quarter of 2025. Full year 2025 Non-GAAP diluted EPS range is expected as follows:

Full Year 2025 Non-GAAP Diluted EPS
Prior Guidance (July 2025)	$15.50 to $16.00
Benefit from stronger business outlook	+$0.25
Revised business outlook (October 2025)	$15.75 to $16.25
Approx. impact from BD transactions expected to close in Q4'25	~($1.25)
Updated Guidance	$14.50 to $15.00
This updated Non-GAAP diluted EPS guidance range reflects a $0.25 EPS benefit from an expected stronger business outlook for the full year, partially offset by the expected ~($1.25) EPS impact from business development transactions expected to close in the fourth quarter of 2025.
For 2025 as compared to 2024, Biogen now expects total revenue to be approximately flat to increasing 1%, at constant currency. This reflects the strong revenue performance year-to-date, including the resilient performance of the U.S. MS business. Biogen expects increased competitive pressures on the ex-U.S. MS business in the fourth quarter of 2025, particularly for TECFIDERA in Europe. Due to planned campaign timing of contract manufacturing versus Biogen innovator product manufacturing, Biogen expects manufacturing revenue in the fourth quarter of 2025 of between $10 million and $20 million.

The Fit for Growth program is expected to generate approximately $1 billion of gross savings and $800 million net of reinvestment by the end of 2025. In 2025, Biogen plans to make additional investments in R&D to enable acceleration and expansion of the clinical development activities, primarily in support of rare disease, as well as additional investments in spend to support launch products. Biogen expects combined Non-GAAP R&D expense and Non-GAAP SG&A expense to total approximately $1.1 billion in the fourth quarter of 2025.
This financial guidance incorporates the Company's view that Biogen's 2025 financial outlook is not currently expected to be materially impacted by potential tariffs announced by the U.S. Administration during 2025, even if the exemption for pharmaceuticals were to be removed. This expectation is based on both a significant proportion of U.S. revenue being derived from products which have manufacturing operations in the U.S., and the Company's current global inventory positions. The U.S. and international tariff landscape remains uncertain, and this guidance does not include contemplation of any new tariffs.
This financial guidance also assumes that foreign exchange rates as of October 24, 2025, will remain in effect for the remainder of the year, net of hedging activities.
Unless expressly stated above, this financial guidance does not include any impact from potential acquisitions or business development transactions or pending and future litigation or any impact of potential healthcare reform, as all are hard to predict. Some other financial considerations will be provided on the conference call and webcast.

Biogen may incur charges, realize gains or losses, or experience other events or circumstances in 2025 that could cause any of these assumptions and expectations to change and/or actual results to vary from this financial guidance.
Biogen does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the Company is unable without unreasonable effort to predict with reasonable certainty the financial impact of items such as the transaction, integration, and certain other costs related to acquisitions or large business development transactions; unusual gains and losses; potential future asset impairments; gains and losses from equity security investments; and the ultimate outcome of pending or future litigation. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Other Key Recent Events

•In October 2025, Biogen announced a license agreement granting Biogen exclusive worldwide rights to Vanqua Bio’s preclinical, oral C5aR1 antagonist designed to modulate neutrophil-driven inflammation, a central mechanism underlying many inflammatory diseases. Under the terms of the agreement, Vanqua Bio will receive a $70 million upfront payment.

•In September 2025, Biogen announced it entered into a definitive agreement to acquire Alcyone Therapeutics. As part of an existing partnership with Alcyone Therapeutics, the companies are advancing ThecaFlex DRx™, an implantable subcutaneous port and catheter device being investigated for the intrathecal delivery of antisense oligonucleotides. Under the terms of the agreement, Biogen has agreed to acquire Alcyone Therapeutics for an upfront cash payment of $85 million plus certain milestones payable related to the development and regulatory approval of ThecaFlex DRx™ with nusinersen and additional pipeline products, securing all rights to ThecaFlex DRx™. The transaction is subject to customary closing conditions.

Conference Call and Webcast

The Company’s earnings conference call for the third quarter will be broadcast via the internet at 8:30 a.m. ET on October 30, 2025 and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least 90 days.
About Biogen

Founded in 1978, Biogen is a leading biotechnology company that pioneers innovative science to deliver new medicines to transform patient’s lives and to create value for shareholders and our communities.
We apply deep understanding of human biology and leverage different modalities to advance first-in-class treatments or therapies that deliver superior outcomes. Our approach is to take bold risks, balanced with return on investment to deliver long-term growth.

We routinely post information that may be important to investors on our website at
www.biogen.com. Follow us on social media - Facebook, LinkedIn, X, YouTube.

Biogen Safe Harbor

This press release contains forward-looking statements, relating to: our strategy and plans; potential of, and expectations for, our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials, and data readouts and presentations; regulatory discussions, submissions, filings, and approvals; the potential benefits, safety, and efficacy of our and our collaboration partners’ products and investigational therapies; the anticipated benefits and potential of investments or acquisitions; optimization of our cost structure including our "Fit for Growth" program;

the goal of creating long-term sustainable growth; the impact from potential tariffs; productivity of our R&D pipeline, collaborations, and business development activities; our future financial and operating results; and our full year 2025 financial guidance. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “hope,” “intend,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “prospect,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements.

Given their forward-looking nature, these statements involve substantial risks and uncertainties that may be based on inaccurate assumptions and could cause actual results to differ materially from those reflected in such statements. These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management. Given their nature, we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part.

We caution that these statements are subject to risks and uncertainties, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this document, including, among others, factors relating to: our substantial dependence on revenue from our products and other payments under licensing, collaboration, acquisition or divestiture agreements; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; expectations, plans, prospects and timing of actions relating to product approvals, approvals of additional indications for our existing products, sales, pricing, growth, reimbursement and launch of our marketed and pipeline products; the potential impact of increased product competition in the biopharmaceutical and healthcare industry, as well as any other markets in which we compete, including increased competition from new originator therapies, generics, prodrugs and biosimilars of existing products and products approved under abbreviated regulatory pathways; our ability to effectively implement our corporate strategy; the successful execution of our strategic and growth initiatives, including acquisitions; the drivers for growing our business; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; the drivers for growing our business, including our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential future healthcare reforms; risks related to commercialization of biosimilars, which is subject to such risks related to our reliance on third-parties, intellectual property, competitive and market challenges and regulatory compliance; failure to obtain, protect, and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; risks relating to technology, including our incorporation of new technologies such as artificial intelligence into some of our processes; risks related to use of information technology systems and potential impacts of any breakdowns, interruptions, invasions, corruptions, data breaches, destructions and/or other cybersecurity incidents of our systems or those of connected and/or third-party systems; problems with our manufacturing capacity, including our ability to manufacture products efficiently or adequately address global bulk supply risks; risks relating to management, personnel and other organizational changes, including our ability to attracting, retaining and motivating qualified individuals; risks related to the failure to comply with current and new legal and regulatory requirements, including judicial decisions, accounting standards, and tariff or trade restrictions; the risks of doing business internationally, including geopolitical tensions, acts of war and large-scale crises; risks relating to investment in our manufacturing capacity; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media for our business, results of operations and financial condition; fluctuations in our operating results; risks related to investment in properties; risks relating to access to capital and credit markets to finance our present and future operations and business initiatives and obtain funding for such activities on favorable terms; risks related to indebtedness; the market, interest, and credit risks associated with our investment portfolio; risks relating to share repurchase programs; change in control provisions in certain of our collaboration agreements; fluctuations in our effective tax rate and obligations in various jurisdictions in which we are subject to taxation; environmental risks; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission; which are available on the SEC’s website at www.sec.gov.

These statements speak only as of the date of this press release and are based on information and estimates available to us at this time. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements whether as a result of any new information, future events, changed circumstances or otherwise.

Digital Media Disclosure

From time to time we have used, or expect in the future to use, our investor relations website (investors.biogen.com), the Biogen LinkedIn account (linkedin.com/company/biogen-), and the Biogen X account (x.com/biogen) as a means of disclosing information to the public in a broad, non-exclusionary manner, including for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). Accordingly, investors should monitor our investor relations website and these social media channels in addition to our press releases, SEC filings, public conference calls and webcasts, as the information posted on them could be material to investors.

###

MEDIA CONTACT:	INVESTOR CONTACT:
Biogen	Biogen
Madeleine Shin	Tim Power
Tel: +1 781-464-3260	Tel: +1 781-464-2442
public.affairs@biogen.com	IR@biogen.com

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$1,846.9	$1,769.4	$5,452.1	$5,380.9
Revenue from anti-CD20 therapeutic programs	493.9	446.2	1,339.4	1,284.7
Alzheimer's collaboration revenue	42.7	18.6	130.6	33.2
Contract manufacturing, royalty and other revenue	151.2	231.6	689.1	522.4
Total revenue	2,534.7	2,465.8	7,611.2	7,221.2
Cost and expense:
Cost of sales, excluding amortization and impairment of acquired intangible assets	674.4	638.7	1,908.7	1,726.9
Research and development	436.1	516.2	1,269.2	1,467.0
Acquired in-process research and development, upfront and milestone expense	2.1	26.5	249.4	42.5
Selling, general and administrative	594.8	588.4	1,751.1	1,723.7
Amortization and impairment of acquired intangible assets	135.7	130.3	378.4	295.5
Collaboration profit sharing/(loss reimbursement)	87.2	69.3	220.3	197.3
(Gain) loss on fair value remeasurement of contingent consideration	5.6	23.8	28.4	23.8
Restructuring charges	7.4	6.8	42.0	24.9
Gain on sale of priority review voucher, net	—	—	—	(88.6)
Other (income) expense, net	34.1	14.8	151.2	193.7
Total cost and expense	1,977.4	2,014.8	5,998.7	5,606.7
Income before income tax (benefit) expense	557.3	451.0	1,612.5	1,614.5
Income tax (benefit) expense	90.8	62.5	270.7	249.0
Net income attributable to Biogen Inc.	$466.5	$388.5	$1,341.8	$1,365.5

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$3.18	$2.67	$9.16	$9.38
Diluted earnings per share attributable to Biogen Inc.	$3.17	$2.66	$9.14	$9.35

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	146.6	145.7	146.4	145.5
Diluted earnings per share attributable to Biogen Inc.	147.1	146.1	146.8	146.0

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of September 30, 2025	As of December 31, 2024
ASSETS
Cash and cash equivalents	$3,862.8	$2,375.0
Marketable securities	97.6	—
Accounts receivable, net	1,374.1	1,404.8
Due from anti-CD20 therapeutic programs	475.9	464.0
Inventory	2,209.4	2,460.5
Other current assets	916.8	752.5
Total current assets	8,936.6	7,456.8
Property, plant and equipment, net	3,075.7	3,181.3
Operating lease assets	330.5	356.4
Intangible assets, net	9,331.9	9,691.2
Goodwill	6,490.7	6,478.9
Deferred tax asset	312.4	324.2
Investments and other assets	729.7	560.5
TOTAL ASSETS	$29,207.5	$28,049.3

LIABILITIES AND EQUITY
Current portion of notes payable	$—	$1,748.6
Taxes payable	103.3	548.3
Accounts payable	413.1	424.2
Accrued expenses and other	2,773.6	2,807.7
Total current liabilities	3,290.0	5,528.8
Notes payable	6,285.1	4,547.2
Deferred tax liability	358.1	190.5
Long-term operating lease liabilities	305.0	334.5
Other long-term liabilities	761.8	732.3
TOTAL LIABILITIES	11,000.0	11,333.3

Common stock	0.1	0.1
Additional paid-in capital	797.7	569.4
Accumulated other comprehensive income (loss)	(214.8)	(136.2)
Retained earnings	20,601.6	19,259.8
Treasury stock, at cost	(2,977.1)	(2,977.1)
TOTAL EQUITY	18,207.5	16,716.0
TOTAL LIABILITIES AND EQUITY	$29,207.5	$28,049.3

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUE & TOTAL REVENUE
(unaudited, in millions)
Product Revenue

	For the Three Months Ended September 30,
	2025			2024
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$44.6	$123.6	$168.2	$40.1	$192.7	$232.8
VUMERITY	189.6	25.0	214.6	134.9	23.2	158.1
Total Fumarate	234.2	148.6	382.8	175.0	215.9	390.9
AVONEX	133.4	55.1	188.5	115.6	60.6	176.2
PLEGRIDY	27.8	30.6	58.4	27.9	33.4	61.3
Total Interferon	161.2	85.7	246.9	143.5	94.0	237.5
TYSABRI	247.5	184.3	431.8	227.5	178.6	406.1
FAMPYRA(1)	—	—	—	—	19.4	19.4
Subtotal: MS	642.9	418.6	1,061.5	546.0	507.9	1,053.9

Rare Disease:
SPINRAZA	153.2	220.8	374.0	153.1	228.3	381.4
SKYCLARYS(2)	74.6	58.3	132.9	81.8	20.5	102.3
QALSODY(3)	7.3	19.1	26.4	5.5	5.6	11.1
Subtotal: Rare Disease	235.1	298.2	533.3	240.4	254.4	494.8

Biosimilars:
BENEPALI	—	121.9	121.9	—	118.1	118.1
IMRALDI	—	52.6	52.6	—	54.1	54.1
FLIXABI	—	15.3	15.3	—	16.2	16.2
BYOOVIZ	2.0	5.0	7.0	4.1	3.9	8.0
TOFIDENCE	—	—	—	0.2	—	0.2
Subtotal: Biosimilars	2.0	194.8	196.8	4.3	192.3	196.6

Other:
ZURZUVAE	55.3	—	55.3	22.0	—	22.0
Other(4)	—	—	—	0.3	1.8	2.1
Subtotal: Other	55.3	—	55.3	22.3	1.8	24.1
Total product revenue, net	$935.3	$911.6	$1,846.9	$813.0	$956.4	$1,769.4

(1) Effective January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) SKYCLARYS became commercially available in the E.U. during the first quarter of 2024.
(3) QALSODY became commercially available in the E.U. during the second quarter of 2024.
(4) Other includes FUMADERM and ADUHELM.

	For the Nine Months Ended September 30,
	2025			2024
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$131.6	$436.3	$567.9	$127.9	$611.4	$739.3
VUMERITY	494.7	71.0	565.7	385.0	66.4	451.4
Total Fumarate	626.3	507.3	1,133.6	512.9	677.8	1,190.7
AVONEX	363.7	169.3	533.0	344.0	193.5	537.5
PLEGRIDY	80.2	106.7	186.9	84.7	109.8	194.5
Total Interferon	443.9	276.0	719.9	428.7	303.3	732.0
TYSABRI	720.5	547.4	1,267.9	690.0	609.6	1,299.6
FAMPYRA(1)	—	0.3	0.3	—	57.3	57.3
Subtotal: MS	1,790.7	1,331.0	3,121.7	1,631.6	1,648.0	3,279.6

Rare Disease:
SPINRAZA	456.9	733.7	1,190.6	458.9	692.9	1,151.8
SKYCLARYS(2)	221.7	165.4	387.1	230.4	49.9	280.3
QALSODY(3)	22.3	39.6	61.9	14.5	6.2	20.7
Subtotal: Rare Disease	700.9	938.7	1,639.6	703.8	749.0	1,452.8
			0
Biosimilars:
BENEPALI	—	345.3	345.3	—	354.1	354.1
IMRALDI	—	146.7	146.7	—	162.1	162.1
FLIXABI	—	42.7	42.7	—	47.1	47.1
BYOOVIZ	8.7	15.8	24.5	18.1	9.2	27.3
TOFIDENCE	0.1	—	0.1	1.0	—	1.0
Subtotal: Biosimilars	8.8	550.5	559.3	19.1	572.5	591.6

Other:
ZURZUVAE	129.4	—	129.4	49.3	—	49.3
Other(4)	0.4	1.7	2.1	2.0	5.6	7.6
Subtotal: Other	129.8	1.7	131.5	51.3	5.6	56.9
Total product revenue, net	$2,630.2	$2,821.9	$5,452.1	$2,405.8	$2,975.1	$5,380.9

(1) Effective January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) SKYCLARYS became commercially available in the E.U. during the first quarter of 2024.
(3) QALSODY became commercially available in the E.U. during the second quarter of 2024.
(4) Other includes FUMADERM and ADUHELM.
Total Revenue

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Product revenue, net	$1,846.9	$1,769.4	$5,452.1	$5,380.9
Royalty revenue on sales of OCREVUS	386.4	346.8	1,029.0	985.8
Biogen’s share of pre-tax profits in the U.S. for RITUXAN, GAZYVA and LUNSUMIO	101.0	94.8	292.4	285.3
Other revenue from anti-CD20 therapeutic programs	6.5	4.6	18.0	13.6
Alzheimer's collaboration Revenue	42.7	18.6	130.6	33.2
Contract manufacturing, royalty and other revenue	151.2	231.6	689.1	522.4
Total revenue	$2,534.7	$2,465.8	$7,611.2	$7,221.2

TABLE 4
BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
OPERATING EXPENSE, OTHER (INCOME) EXPENSE, NET, AND INCOME TAX
(unaudited, in millions)
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of Sales:
Total cost of sales, GAAP	$674.4	$638.7	$1,908.7	$1,726.9
Less: litigation matter B	104.3	—	104.3	—
Less: amortization of Reata inventory fair value step-up	60.0	46.1	160.1	130.6
Total cost of sales, Non-GAAP	$510.1	$592.6	$1,644.3	$1,596.3

Research and Development ExpenseA:
Total research and development expense, GAAP	$436.1	$516.2	$1,269.2	$1,467.0
Less: amortization of Reata inventory fair value step-up	—	2.4	—	47.2
Less: acceleration of share-based compensation expense & related taxes	—	42.5	—	42.5
Less: restructuring charges and other cost saving initiatives	4.3	6.4	17.1	19.6
Less: other	—	0.1	—	(1.4)
Total research and development expense, Non-GAAP	$431.8	$464.8	$1,252.1	$1,359.1

Selling, General and Administrative Expense:
Total selling, general and administrative, GAAP	$594.8	$588.4	$1,751.1	$1,723.7
Less: acceleration of share-based compensation expense & related taxes	—	13.9	—	13.9
Less: acquisition-related transaction and integration costs	0.8	5.2	4.8	15.4
Less: restructuring charges and other cost saving initiatives	2.1	10.7	2.5	18.0
Less: other	—	2.5	0.9	9.4
Total selling, general and administrative, Non-GAAP	$591.9	$556.1	$1,742.9	$1,667.0

Amortization and Impairment of Acquired Intangible Assets:
Total amortization and impairment of acquired intangible assets, GAAP	$135.7	$130.3	$378.4	$295.5
Less: impairment charges	—	20.2	3.5	20.2
Less: amortization of acquired intangible assets	121.8	98.3	337.8	243.1
Total amortization and impairment of acquired intangible assets, Non-GAAP	$13.9	$11.8	$37.1	$32.2

Other (Income) Expense, net:
Total other (income) expense, net, GAAP	$34.1	$14.8	$151.2	$193.7
Less: (gain) loss on equity security investments	3.7	(39.1)	34.1	21.9
Less: other	(13.2)	—	(15.8)	0.3
Total other (income) expense, net, Non-GAAP	$43.6	$53.9	$132.9	$171.5

Income Tax (Benefit) Expense:
Total income tax (benefit) expense, GAAP	$90.8	$62.5	$270.7	$249.0
Less: U.S. tax reform	(11.5)	—	(11.5)	—
Less: income tax effect related to Non-GAAP reconciling items	(44.3)	(32.5)	(96.6)	(93.3)
Total income tax (benefit) expense, Non-GAAP	$146.6	$95.0	$378.8	$342.3

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME ATTRIBUTABLE TO BIOGEN INC. & DILUTED EPS
(unaudited, in millions, except effective tax rate and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Effective Tax Rate:
Total effective tax rate, GAAP	16.3%	13.9%	16.8%	15.4%
Less: U.S. tax reform	(2.1)	—	(0.7)	—
Less: impact of GAAP to Non-GAAP adjustments	1.2	0.1	1.3	0.1
Total effective tax rate, Non-GAAP	17.2%	13.8%	16.2%	15.3%

Net Income Attributable to Biogen Inc.:
Total net income attributable to Biogen Inc., GAAP	$466.5	$388.5	$1,341.8	$1,365.5
Plus: litigation matter B	104.3	—	104.3	—
Plus: amortization of Reata inventory fair value step-up	60.0	48.5	160.1	177.8
Plus: impairment charges	—	20.2	3.5	20.2
Plus: acceleration of share-based compensation expense & related taxes	—	56.4	—	56.4
Plus: acquisition-related transaction and integration costs	0.8	5.2	4.8	15.4
Plus: amortization of acquired intangible assets	121.8	98.3	337.8	243.1
Plus: restructuring charges and other cost saving initiatives	13.8	23.8	61.6	62.4
Plus: (gain) loss on fair value remeasurement of contingent consideration	5.6	23.8	28.4	23.8
Plus: (gain) loss on equity security investments	3.7	(39.1)	34.1	21.9
Plus: US tax reform	(11.5)	—	(11.5)	—
Plus: income tax effect related to Non-GAAP reconciling items	(44.3)	(32.5)	(96.6)	(93.3)
Plus: other	(13.2)	2.6	(14.9)	8.3
Total net income attributable to Biogen Inc., Non-GAAP	$707.5	$595.7	$1,953.4	$1,901.5

Diluted Earnings Per Share:
Total diluted earnings per share, GAAP	$3.17	$2.66	$9.14	$9.35
(Less) Plus: adjustments to GAAP net income attributable to Biogen Inc. (as detailed above)	1.64	1.42	4.16	3.67
Total diluted earnings per share, Non-GAAP	$4.81	$4.08	$13.30	$13.02

A During the first quarter of 2025 we began presenting acquired in-process research and development, upfront and milestone expense as a separate line item in our condensed consolidated statements of income. Acquired in-process research and development, upfront and milestone expense includes costs incurred in connection with collaboration and license agreements such as upfront and milestone payments and, when applicable, premiums on equity securities and asset acquisitions of acquired in-process research and development, which were previously included in research and development expense. Prior periods have been reclassified to conform to the current period presentation. The reclassification had no impact on our total cost and expense, net income attributable to Biogen Inc., earnings per share or total equity.
B For the three and nine months ended September 30, 2025, compared to the same periods in 2024, the increases in royalty cost of sales were primarily due to a charge related to a litigation matter.

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION: REVENUE CHANGE AT CONSTANT CURRENCY
(unaudited)
Revenue changes at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

	Q3 2025 vs. Q3 2024	YTD 2025 vs. YTD 2024
Total Revenue:
Revenue change, as reported	2.8%	5.4%
Less: impact of foreign currency translation and hedging gains / losses	0.9	(0.2)
Revenue change at constant currency	1.9%	5.6%

Total Product Revenue:
Revenue change, as reported	4.4%	1.3%
Less: impact of foreign currency translation and hedging gains / losses	1.2	(0.3)
Revenue change at constant currency	3.2%	1.6%

Total MS Product Revenue:
Revenue change, as reported	0.7%	(4.8)%
Less: impact of foreign currency translation and hedging gains / losses	1.1	0.1
Revenue change at constant currency	(0.4)%	(4.9)%

Total Rare Disease Revenue
Revenue change, as reported	7.8%	12.9%
Less: impact of foreign currency translation and hedging gains / losses	1.7	(0.5)
Revenue change at constant currency	6.1%	13.4%

Total Biosimilars Product Revenue:
Revenue change, as reported	0.1%	(5.5)%
Less: impact of foreign currency translation and hedging gains / losses	0.4	(1.2)
Revenue change at constant currency	(0.3)%	(4.3)%

Total Other Product Revenue:
Revenue change, as reported	128.9%	131.1%
Less: impact of foreign currency translation and hedging gains / losses	(0.8)	(0.9)
Revenue change at constant currency	129.7%	132.0%

Total Revenue from Anti-CD20 Therapeutic Programs Revenue:
Revenue change, as reported	10.7%	4.3%
Less: impact of foreign currency translation and hedging gains / losses	—	—
Revenue change at constant currency	10.7%	4.3%

Total Revenue from Alzheimer's Collaboration Revenue:
Revenue change, as reported	129.6%	293.4%
Less: impact of foreign currency translation and hedging gains / losses	0.4	—
Revenue change at constant currency	129.2%	293.4%

Total Contract Manufacturing, Royalty and Other Revenue:
Revenue change, as reported	(34.7)%	31.9%
Less: impact of foreign currency translation and hedging gains / losses	0.5	0.3
Revenue change at constant currency	(35.2)%	31.6%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
FREE CASH FLOW
(unaudited, in millions)
We define free cash flow as net cash provided by (used in) operating activities in the period less capital expenditures made in the period. The following table reconciles net cash provided by (used in) operating activities, a GAAP measure, to free cash flow, a Non-GAAP measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Cash Flow:
Net cash provided by (used in) operating activities	$1,272.5	$935.6	$1,692.7	$2,114.6
Net cash provided by (used in) investing activities	(35.1)	(1,181.1)	(139.4)	(780.6)
Net cash provided by (used in) financing activities	(130.2)	(6.6)	(164.9)	(691.4)
Net increase (decrease) in cash and cash equivalents	$1,107.2	$(252.1)	$1,388.4	$642.6

Net cash provided by (used in) operating activities	$1,272.5	$935.6	$1,692.7	$2,114.6
Less: Purchases of property, plant and equipment	46.2	35.0	109.9	114.4
Free cash flow	$1,226.3	$900.6	$1,582.8	$2,000.2

Use of Non-GAAP Financial Measures
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share - Diluted”:
1. Acquisitions and divestitures
We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses/commercial assets and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, the amortization of inventory fair value step-up, amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.
2. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing/abandonment and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.
3. (Gain) loss on equity security investments
We exclude unrealized and realized gains and losses related to our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share - diluted.